Exhibit 99.2

As an overview, Knight was established in 1990 and went public in 1994. We produced just over $866 million in total revenue in 2011 and our current market capitalization is just over $1.3 billion.

The financial position remains strong with a balance to be desired by many of our peers. We have continued to invest in our tractor and trailer fleet.  Our average tractor age ended the first quarter of 2012 at 1.7 years. We also have a modern trailer fleet and do not have any refrigerated trailers over 5 years old or dry van trailers over 10 years old. We invested heavily in our equipment in 2011 and expect our net capital expenditures to be down substantial from $138 million in 2011 to approximately $85 million for 2012. We do not have any on or off balance sheet equipment financing and continue to have access to a $150 million unsecured line of credit with a rate of Libor + 62.5 bps.

We have continued to see positive trends in our revenue per tractor and revenue (excluding fuel surcharge) growth. The graph on the left of slide 6 charts the progress we have made in our revenue per tractor over the last 5 quarters. You can see the continued improvement we have been able to make in this metric as a result of improving our miles per tractor and our total rate per mile. As illustrated by the graph on the right, we can see the type of revenue growth we have been able to achieve coming out of the most recent downturn. With ten consecutive quarters of top line growth we feel we have the momentum to capitalize on future opportunities to continue to grow our revenue.

Since 2005, while most of our competitors have gone backwards in tractor count, Knight has been one of the few irregular route tractor fleets that continued to add capacity.  Although a few have added capacity, Knight by far and away, surpassed the irregular route tractor growth of any of our competitors.  Knight continues to remain committed to growing tractor capacity.  And we plan to continue to grow without sacrificing our margins as we remain diligent to our low cost operating model.

You are probably familiar with the fact that we operate a decentralized network of service centers.  We leverage economies of scale and seek to minimize the diseconomy of scale that often accompany size in the irregular truckload industry.  This approach, combined with our culture and discipline, yields unmatched levels of accountability at the operating level, department level, and corporate level.  We are able to develop relationships with driving associates, be in tune to the freight markets in terms of pricing, seasonal patterns, and customer needs.  We have also created a powerful network to provide multiple truckload needs to our customers, both asset-based and non-asset based.  We hope you will come to better understand why we do it this way and may even share in the excitement of where we think it can take us.

We continue to bring our businesses together to provide our customers with services that meet their requirements while leveraging our established geographic network and low-cost operating model.  We believe there are many opportunities to grow with our existing customers and introduce new customers to our multiple services network. Our businesses; Dry Van, Refrigerated, Port and Rail Services, Intermodal, and Brokerage, continue to complement each other while providing premium, cost competitive service to our diversified customer base.